Exhibit 5.2

KRAMER LEVIN NAFTALIS & FRANKEL LLP

September 25, 2013

Baltic Trading Limited

299 Park Avenue, 12th Floor

New York, NY  10171

Ladies and Gentlemen:

We have acted as United States counsel to Baltic Trading Limited, a company organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-168700), including the prospectus included therein, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 10, 2010, as amended prior to the date hereof (the “Registration Statement”) and as supplemented by the prospectus supplement, filed with the Commission on September 20, 2013 (the “Prospectus Supplement”) with respect to the issuance and sale by the Company of 13,800,000 shares of its common stock, par value U.S. $0.01 per share (collectively, the “Shares”), and related stock purchase rights (the “Rights”) associated with the Shares, all of which Rights are to be issued pursuant to that certain Shareholder Rights Agreement, dated as of March 5, 2010 (as amended to date, the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).

In rendering this opinion, we have examined copies of the following documents:

(A)                               the Registration Statement,

(B)                               the Prospectus Supplement, and

(C)                               the Rights Agreement.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  As to factual matters only, we have also relied upon the statements, representations and certificates of officers or other representatives of the Company, public officials and others.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Rights, when issued in accordance with the Rights Agreement, will be legally issued.

Our opinion with respect to the Rights is subject to the following qualifications:

1177 AVENUE OF THE AMERICAS   NEW YORK NY 10036-2714   PHONE 212.715.9100   FAX 212.715.8000

990 MARSH ROAD   MENLO PARK CA 94025-1949   PHONE 650.752.1700   FAX 650.752.1800

47 AVENUE HOCHE   75008 PARIS FRANCE   PHONE (33-1) 44 09 46 00   FAX (33-1) 44 09 46 01

(a)                                 We have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the board of directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

(b)                                 We express no opinion as to the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

(c)                                  Our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and we express no opinion  whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

(d)                                 As to the due authorization by the Company of the Rights and the Rights Agreement and any other matter relating to the Rights and the Rights Agreement that is governed by the laws of the Republic of the Marshall Islands, we have examined and relied upon the legal opinion, dated as of September 25, 2013, of Reeder & Simpson P.C., Marshall Islands counsel to the Company.

We express no opinion as to any laws other than the laws of the State of New York (the “Relevant Laws”).

The opinions expressed herein are based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby authorize the addressee of this opinion to file it as an exhibit to a Current Report on Form 8-K of the Company and consent to the incorporation by reference of this opinion into the Registration Statement and the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement and the Prospectus Supplement, without admitting that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP